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                                                                    EXHIBIT 99.1



                    BOSTON SCIENTIFIC AND TARGET THERAPEUTICS
                           ANNOUNCE AGREEMENT TO MERGE


         Natick, MA and Fremont, CA (January 20, 1997) -- Boston Scientific Corporation (NYSE: BSX) and Target Therapeutics, Inc. (NASDAQ: TGET) today jointly announced the signing of a definitive agreement to merge in a tax-free stock-for-stock transaction valued at approximately $1.2 billion. Under the merger agreement, unanimously approved by the boards of both companies, Target Therapeutics' stockholders would receive 1.07 shares of Boston Scientific common stock in exchange for each share of Target Therapeutics common stock.

         Target Therapeutics, Inc., headquartered in Fremont, California, designs, develops, manufactures and markets catheter-based disposable and implantable medical devices used in minimally invasive procedures to treat neurovascular diseases and disorders. The Company's products are used to treat diseased, ruptured or blocked blood vessels in the brain responsible for stroke. One of these products, the Guglielmi Detachable Coil ("GDC") system, is used to treat and prevent the rupture of cerebral aneurysms. The GDC is the only device today approved by the FDA for treatment of inoperable or high-risk intracranial aneurysms. Stroke currently affects over 600,000 Americans annually and is the third leading cause of death in the United States. The Company is a global leader in interventional neuroradiology with over 60% of its revenues coming from international markets.

         Commenting on the merger, Pete Nicholas, Chairman and Chief Executive Officer of Boston Scientific, noted "Target Therapeutics has become the clear leader in the emerging market for minimally invasive treatment of neurovascular disease. Its impressive product line and technology base combined with Boston Scientific's technology platform will represent the broadest and deepest product offering and technology base in the world for the less invasive treatment of vascular disease (cardiovascular, peripheral vascular, and neurovascular). The two companies have complementary research and development programs which should enhance our ability to innovate within the broad spectrum of interventional medicine."

         "Target Therapeutics will become a separate business unit of Boston Scientific and will continue to be headquartered in Fremont, California."

         Gary Bang, President and Chief Executive Officer of Target Therapeutics, added, "The strategic fit with Boston Scientific is obvious. Boston Scientific is clearly a global leader in less invasive medicine. Interventional neuroradiology continues to emerge as a significant segment of less invasive medicine. The combined resources of the two companies will allow for an acceleration in the development of new and even more advanced technologies."

         The merger is expected to close during the second calendar quarter of 1997 and is subject to the approval of shareholders of Target Therapeutics and regulatory approval. Goldman, Sachs
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& Co. is serving as financial advisors to Target Therapeutics and has issued a fairness opinion to the Target Therapeutics board of directors with respect to the proposed combination. Lehman Brothers is serving as financial advisors to Boston Scientific. It is anticipated that the combination will be accounted for as pooling-of-interests.

         Boston Scientific is a worldwide developer, manufacturer and marketer of medical devices whose products are used in a broad range of interventional medical specialties.

                                  Contact:  Larry Best
                                            Boston Scientific Corporation
                                            508-650-8450

                                            Robert E. McNamara
                                            Target Therapeutics, Inc.
                                            510-440-7644